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                                  EXHIBIT 11.1

                                   SDL, INC.
                         COMPUTATION OF NET INCOME PER
                       COMMON AND COMMON EQUIVALENT SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                      THREE MONTHS ENDED
                                                                                          MARCH 31,
                                                                               ------------------------------
                                                                                 1997                    1996
                                                                                 ----                    ----

PRIMARY
      Weighted average number of common shares outstanding                     13,331                  10,754
      Incremental common shares attributable to
           shares issuable under employee stock plans                             934                   1,320
                                                                              -------                 -------
                 Total shares                                                  14,265                  12,074
                                                                              =======                 =======


Net income
      Amount                                                                  $   507                 $ 2,159
                                                                              =======                 =======

      Per share                                                               $  0.04                 $  0.18
                                                                              =======                 =======



Fully diluted computation not presented since such amounts differ by less than 3% of the net income per share amount shown above.





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